UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2017 (July 13, 2017)

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On July 14, 2017, Fifth Street Finance Corp. (the “Company”), Fifth Street Senior Floating Rate Corp. (“FSFR”) and Fifth Street Asset Management Inc. (“FSAM”) issued a joint press release announcing that Fifth Street Management LLC, the Company’s investment adviser (“Fifth Street Management”), has entered into an asset purchase agreement, dated as of July 13, 2017 (the “Purchase Agreement”), with Oaktree Capital Management, L.P. (“Oaktree”) and, for certain limited purposes, FSAM and Fifth Street Holdings L.P. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. Upon closing of the transactions contemplated by the Purchase Agreement (the “Transaction”), Oaktree would become the investment adviser to each of the Company and FSFR and Oaktree would pay gross cash consideration of $320 million to Fifth Street Management. The closing of the Transaction would result in an assignment for purposes of the Investment Company Act of 1940, as amended, of the current investment advisory agreement between the Company and Fifth Street Management and, as a result, its immediate termination.

The closing of the Transaction is conditioned on, among other things: (i) the approval of a new investment advisory agreement between the Company and Oaktree by the Company’s stockholders; (ii) the approval of a new investment advisory agreement by the stockholders of FSFR; (iii) the election to the Company’s Board of Directors of five new directors by the Company’s stockholders; (iv) the election to the board of directors of FSFR of five new directors by FSFR’s stockholders; (v) the approval of the Transaction by the stockholders of FSAM and (vi) the receipt of any required regulatory and other approvals.

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the Transaction, on July 14, 2017, the Company entered into an amendment (the “ING Amendment”) to its secured syndicated revolving credit facility (as amended, the “ING facility”) that amends the Amended and Restated Senior Secured Revolving Credit Agreement (as amended, the “ING Credit Agreement”) among the Company, FSFC Holdings, Inc., Fifth Street Fund of Funds LLC, ING Capital LLC, and the lenders party thereto. Under the ING Amendment, the ING facility now contemplates the appointment of Oaktree as the Company’s investment adviser; the covenant regarding minimum shareholders’ equity under the ING Credit Agreement was reduced from $978 million to $900 million, the consolidated interest coverage ratio was reduced from 2.50 to 1.0 to 2.25 to 1.0, a new minimum net worth covenant of $750 million was added and the lenders’ commitments were extended to January 31, 2018. The stated maturity date of the ING facility was not extended by the ING Amendment and remains August 6, 2018.

The foregoing description of the ING Amendment does not purport to be complete and is qualified in its entirety by reference to the ING Amendment, attached hereto as Exhibit 10.1 and incorporated by reference herein.

In connection with the Transaction, on July 13, 2017, the Company entered into a waiver and amendment (the “SMBC Amendment”) to its credit facility (the “Sumitomo facility”) with Sumitomo Mitsui Banking Corporation (“SMBC”), pursuant to which the stated maturity date of the Sumitomo facility was changed from September 16, 2021 to the earlier of (a) August 6, 2018 and (b) the date on which the ING facility is repaid, refinanced or terminated. In addition, under the SMBC Amendment, SMBC has agreed to waive the occurrence of the change of control under the Sumitomo facility and certain possible events of default that would result from the closing of the Transaction, including the proposed appointment of Oaktree as the Company’s investment adviser, for a definite period of time, commencing on the date of the SMBC Amendment and ending on the earlier of January 1, 2018 and the date on which the Purchase Agreement is terminated or ceases to be effective.

The foregoing description of the SMBC Amendment does not purport to be complete and is qualified in its entirety by reference to the SMBC Amendment, attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Transaction, on July 13, 2017, each of Messrs. Bernard D. Berman, James Castro-Blanco, Brian S. Dunn, Alexander C. Frank, Byron J. Haney and Douglas F. Ray executed resignation letters pursuant to which each will resign as a member of the Company’s Board of Directors effective as of the closing of the Transaction. In addition, each of Mr. Berman, the Company’s Chief Executive Officer, Mr. Steven Noreika, the Company’s Chief Financial Officer, and Ms. Kerry Acocella, the Company’s Secretary and Chief Compliance Officer, is expected to resign from his or her respective roles as officers of the Company effective as of the closing of the Transaction.

Item 8.01 Other Events

The information set forth in the introductory note is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Amendment No. 8 to Amended and Restated Senior Secured Revolving Credit Agreement, dated as of July 14, 2017, among Fifth Street Finance Corp., FSFC Holdings, Inc., Fifth Street Fund of Funds LLC, the lenders party thereto and ING Capital LLC.
10.2	Waiver and Amendment No. 4 to Loan and Servicing Agreement, dated as of July 13, 2017, by and among Fifth Street Funding II, LLC, Fifth Street Finance Corp., Sumitomo Mitsui Banking Corporation, and each of the lenders from time to time party thereto.
99.1	Press release dated July 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET FINANCE CORP.
Date: July 17, 2017	By:	/s/ Kerry S. Acocella
Name: Kerry S. Acocella
Title: Chief Compliance Officer